EXHIBIT 99.1

Red Robin Gourmet Burgers Increases Earnings Guidance for First Quarter and

Updates Guidance for Full Year 2005

Greenwood Village, CO -- (BUSINESS WIRE) - April 11, 2005 - Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGBE), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today announced updated guidance for the fiscal first quarter and full year 2005.

For the first quarter and sixteen weeks ending on April 17, 2005, the Company expects total revenues of approximately $141 to $142 million and net income of approximately $0.46 to $0.47 per diluted share. The Company had previously forecast first quarter revenues of $140 to $142 million and net income of $0.42 to $0.43 per diluted share. The updated estimate gives effect to the recently-announced changes to the Company’s lease accounting, which the Company expects will reduce net income for the quarter from the previous forecast by approximately $0.01 per diluted share. The Company expects the effect of the changes to its lease accounting to be offset by reductions in general and administrative costs, due primarily to lower than expected headcount and marketing expenses. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 5.3% to 5.5%, the opening of eight new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs which include the expensing of holiday rent.

For full fiscal year 2005, the Company expects revenues of approximately $491 to $495 million and net income of $1.73 to $1.75 per diluted share. The Company had previously forecasted revenues for the year of $490 to $495 million and net income of $1.75 to $1.77 per diluted share. The effect on net income of the recently-announced changes to the Company’s lease accounting is estimated to be approximately ($0.05) per diluted share from the previous forecast. This estimate assumes a comparable restaurant sales increase of 3% to 4%, the addition of 26 to 28 new corporate restaurants and 15 to 17 new franchise restaurants during fiscal 2005. The estimate for full year 2005 does not take into account the requirement for expensing of stock options, which will become effective beginning in the third quarter of this year.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 260 Red Robin locations across the United States and Canada, including both company-owned locations and those operated under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and cost of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; our ability to comply with Section 404 of the Sarbanes-Oxley Act and the effectiveness of our internal controls over financial reporting; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; the continued listing of our common stock on the The Nasdaq Stock Market, Inc.; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200